UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[ ]	Definitive Additional Materials.
[X]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

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FOR IMMEDIATE RELEASE

CHARMING SHOPPES COMMENCES MAILING OF
DEFINITIVE PROXY MATERIALS

Recommends Shareholders to Vote GOLD to Re-Elect Incumbent Directors and
Reject Dissident Group’s Opposition Slate

Incumbent Directors Are Experienced and Highly-Qualified

Bensalem, PA, April 2, 2008 – Charming Shoppes, Inc. (Nasdaq: CHRS) today announced that it has commenced mailing of definitive proxy materials to Charming Shoppes’ shareholders for the Company’s Annual Meeting of Shareholders on Thursday, May 8, 2008.  Charming Shoppes’ shareholders of record as of the close of business on March 28, 2008 will be entitled to attend and vote at the Annual Meeting.

Charming Shoppes’ Board of Directors recommends shareholders re-elect Charming Shoppes’ experienced and highly qualified directors – Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, Alan Rosskamm and M. Jeannine Strandjord – by voting the GOLD proxy card by telephone, Internet or mail today.

Charming Shoppes also strongly urges shareholders to reject the three individuals nominated by a dissident shareholder group led by the Crescendo Partners and Myca Partners hedge funds in opposition to Charming Shoppes’ incumbent directors.

Dorrit J. Bern and Katherine M. Hudson, Lead Independent Director, mailed to fellow shareholders the following letter, which accompanies Charming Shoppes’ definitive proxy materials:

April 2, 2008

Dear Fellow Shareholder:

RE-ELECT CHARMING SHOPPES’ DIRECTORS --
VOTE THE ENCLOSED GOLD PROXY CARD TODAY

At Charming Shoppes’ 2008 Annual Meeting of Shareholders on Thursday, May 8, 2008, you will be asked to vote on three nominees for election to your Board of Directors.  A dissident shareholder group led by two New York City-based hedge funds, Crescendo Partners and Myca Partners, operating under the name of “The Charming Shoppes Full Value Committee,” has nominated three individuals in opposition to your incumbent directors.  Your Board of Directors strongly urges you to support your Board and re-elect Dorrit Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, Alan Rosskamm and M. Jeannine Strandjord by voting the enclosed GOLD proxy card by telephone, Internet or mail today.

CHARMING SHOPPES HAS A STRONG BOARD OF DIRECTORS IN PLACE
COMPRISED OF INDEPENDENT DIRECTORS WITH HIGHLY RELEVANT
EXPERIENCE

Charming Shoppes’ Board is independent, diverse and open-minded, and our interests are closely aligned with those of all Charming Shoppes’ shareholders.  Charming Shoppes’ Board is comprised of highly-qualified proven business executives with relevant experience in the retail industry.  Your directors have the necessary depth and breadth of expertise in public company leadership, finance, accounting, marketing and overall executive management – areas that are critical to Charming Shoppes’ continued success. Further, your Board, which is comprised of eight directors, seven of whom are independent and Ms. Bern, the Company’s CEO, has always been committed to strong corporate governance.

Your Board is asking shareholders to re-elect the following three directors at the 2008 Annual Meeting:

•	Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, who has led the Company since August 1995 and whose experience in the retail apparel industry spans 30 years.

•
Alan Rosskamm, former Chairman and Chief Executive Officer, and a current director of Jo-Ann Stores, a leading U.S. retailer of fabrics and sewing supplies and one of the nation‘s largest retailers of craft and floral products, operating 800 stores in 47 states.  Mr. Rosskamm serves on the Board’s Corporate Governance and Nominating Committee and the Finance Committee.

•
M. Jeannine Strandjord, former Senior Vice President and Chief Integration Officer of Sprint Corporation, the global communications company, and former Vice President, Finance and Expense Control, for Macy’s Midwest. Ms. Strandjord serves on the Board’s Audit Committee and Finance Committee.

Charming Shoppes has benefited immensely from the leadership of your Board.  Over the past five fiscal years ended February 2, 2008, under Ms. Bern’s stewardship, and with the full support of your Board, Charming Shoppes has:

•	Delivered a total return to shareholders of approximately 105%, significantly outpacing the S&P 500 (63%) and more than double the Specialty Retail Index[1] (43%);
•	Increased consolidated net sales 25%;
•	Increased shareholder equity 34%;
•	Built a platform and leadership position in women’s plus apparel with three strong brands: Lane Bryant, Catherines and Fashion Bug; and,
•
Successfully integrated and grown Lane Bryant to 896 stores from 647 stores (an increase of 38%), increased sales by 36%, and expanded Lane Bryant’s distribution channels to include e-commerce, outlets and catalog.

1 Specialty Retail Index includes Ann Taylor, Cato, Chico’s, Christopher & Banks, Deb Shops and Dress Barn.

YOUR BOARD IS COMMITTED TO ENHANCING VALUE FOR ALL
SHAREHOLDERS THROUGH CONTINUED EXECUTION OF
CHARMING SHOPPES’ FOCUSED MULTI-BRAND, MULTI-CHANNEL
STRATEGY

Your Board believes that the continued execution of Charming Shoppes’ focused strategic plan is in the best interests of the Company and its shareholders and provides the greatest opportunity to create long-term shareholder value.  Charming Shoppes is the leader in women’s specialty plus apparel and we remain confident in the continuing growth opportunities in our market, as well as our ability to gain market share and increase our relevance with our consumer, as we have done during the past several years.

To address the challenges of what continues to be a difficult environment for women’s apparel retailers, your Board and management team have focused on the Company’s core brands and taken strong and decisive actions to improve the Company’s operational and financial performance to better position Charming Shoppes for the future.  Over the last year, Charming Shoppes has:

•	Streamlined operations by consolidating retail operating and marketing functions and eliminating approximately 200 full-time corporate and field management positions;
•	Announced the closing of approximately 150 underperforming stores, including approximately 100 stores at the Fashion Bug chain, as well as the Petite Sophisticate retail concept;
•	Tightened inventory levels through improved inventory management and aggressive promotional activities, reducing same store inventories by 19% during the fiscal year ended February 2, 2008;
•	Reduced its 2008 capital budget by more than $40 million, representing a 30% decrease from 2007 levels, through a significant reduction in the number of planned store openings;
•	Strengthened and supported our Direct-to-Consumer business, through the successful launch of the Lane Bryant Woman™ catalog and by rationalizing catalog titles; and,
•	Acquired the Lane Bryant credit file and re-issued 2.4 million new credit cards to Lane Bryant retail customers with an enhanced loyalty rewards program.

Your Board and management team, on an ongoing basis and with assistance from our independent financial advisors, evaluate the strategic direction that will best position Charming Shoppes to enhance shareholder value.  This assessment includes an evaluation of the Company’s operational and strategic plans, capital structure optimization targets and other possible strategic initiatives. Through this review, your management team has refined marketing strategies at each of our core retail brands with a greater emphasis on customer segmentation through the use of Customer Relationship Management tools. Additionally, the Company will continue to implement inventory initiatives allowing us to operate with lower levels of seasonal inventories which we expect will improve gross margins.  Your Board and management team will continue to examine additional opportunities to further drive sales, enhance margins and profitability, and increase shareholder value.

CHARMING SHOPPES’ BOARD IS COMMITTED TO
CONTINUING TO DELIVER VALUE TO ALL SHAREHOLDERS

Driving shareholder value is your Board’s top priority and a responsibility that Charming Shoppes takes very seriously.  In fiscal 2008, the Company repurchased $253 million of common stock.  Furthermore, on November 8, 2007, we announced your Board’s authorization of an additional $200 million share repurchase program, reflecting our great confidence in the future of this Company, and our commitment to creating shareholder value.

Your Board routinely evaluates opportunities to ensure the Company achieves continued success and enhances value for shareholders.  As part of your Company’s growth strategy, Charming Shoppes has focused on deploying excess capital in the most efficient manner possible, and we believe it is critical to strike an appropriate balance between returning capital to shareholders and maintaining balance sheet strength and financial flexibility, particularly in challenging environments, such as the one in which we are currently operating.

REJECT THE DISSIDENT GROUP AND ITS NOMINEES
WHO WE BELIEVE HAVE A HIDDEN, SELF-SERVING AGENDA

Your Board strongly opposes the efforts of the dissident group to elect its hand-picked nominees to your Board. The dissident shareholder group has proposed a slate of three individuals, including two hedge fund representatives: one from Crescendo and another from Myca, in opposition to the three highly-qualified directors nominated by your Board.  We believe that the dissident group’s nominees do not have the necessary skills to assist Charming Shoppes in achieving continued growth, nor do they have any large public company retail experience.  Further, two of their three candidates have limited operational and management experience.  If elected, we believe their nominees would cause significant disruption and undermine Charming Shoppes’ ability to continue executing its strategic plan.

We believe the dissidents have targeted your company for their own self-serving agenda.  These funds have a history of destabilizing the companies in which they invest in order to generate short-term gains for themselves.  We believe these hedge funds have failed to disclose their true plans and intentions for Charming Shoppes as well as other material information you need to know to make an informed decision on how to cast your vote.  For this reason, your Board determined that it was necessary to bring a lawsuit against the dissidents so that they are compelled to disclose, fully and accurately, all of the information you, our shareholders, have the right to know.

You should be aware that in our lawsuit we assert that the Crescendo and Myca hedge funds have failed to tell you that electing and seating any of their nominees on Charming Shoppes’ Board may violate federal antitrust laws.  Arnaud Ajdler, a nominee of the Crescendo and Myca hedge funds, sits on the board of directors of Mothers Work, Inc., a direct competitor of Charming Shoppes headquartered a mere twenty minute drive from Charming Shoppes’ headquarters.  Federal law prohibits any person or his or her agent from simultaneously serving on the boards of directors of two competitors.  If any of the hedge fund nominees are elected to your Board, they would have access to our most sensitive information, which we believe would be harmful to the Company and a violation of federal antitrust laws.

Our lawsuit also addresses the fact that the insurgents do not disclose that they may need to obtain the review and approval of federal banking regulators in connection with their proxy solicitation, and failing such approval, you may be disenfranchised.  Our lawsuit asks the Court to enjoin the insurgent hedge funds from further use of materially misleading and incomplete documents in their campaign to elect their nominees.  The purpose of our lawsuit is to ensure that Charming Shoppes shareholders are not misled into voting for any directors based on false and misleading information and to prevent the insurgent hedge funds from causing a violation of the federal antitrust laws by electing nominees to our board while one of their nominees serves on the board of one of our competitors.

We believe the dissident group’s initiation of a disruptive and costly proxy contest at a time when Charming Shoppes is implementing a number of important actions to enhance the Company’s prospects and profitability in the current retail environment only serves to interfere with the important progress we are making.

CHARMING SHOPPES IS POSITIONED FOR CONTINUED GROWTH
AND A BRIGHT FUTURE

Your Board and management team are committed to acting in the best interests of all Charming Shoppes shareholders and have the necessary experience to navigate the Company through the challenging retail environment.  We are dedicated to building sustainable value for all shareholders and positioning Charming Shoppes for profitable growth.  We are confident that the continued implementation of our focused long-term multi-brand, multi-channel strategy and strategic initiatives will deliver outstanding results that our shareholders deserve.

YOUR VOTE IS IMPORTANT –
RE-ELECT YOUR DIRECTORS BY VOTING THE GOLD PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed GOLD proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.  If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885 or charming@mackenziepartners.com.

On behalf of the Board of Directors, we thank you for your continued support of Charming Shoppes.

Sincerely,

/s/	/s/

Dorrit J. Bern	Katherine M. Hudson
Chairman, Chief Executive Officer and President	Lead Independent Director

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of proxy material,
please call MacKenzie Partners at the numbers listed below.

105 Madison Avenue
New York, NY 10016
charming@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
(800) 322-2885 (Toll-Free)

At February 2, 2008, Charming Shoppes, Inc. operated 2,409 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes' Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit http://www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company’s operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company’s merchandise and marketing, the failure to generate a positive response to the Company’s new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company’s centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information

On April 2, 2008, Charming Shoppes, Inc. began the process of mailing its definitive proxy statement, together with a GOLD proxy card. Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information. Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the Securities and Exchange Commission for free at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested by contacting the Company’s proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with the Securities and Exchange Commission on April 2, 2008.

CONTACT:

Gayle M. Coolick Charming Shoppes, Inc. Director of Investor Relations (215) 638-6955	Dan Burch / Jeanne Carr MacKenzie Partners, Inc. (212) 929-5500	Matthew Sherman / Andrea Priest Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

To our Shareholders:	April 2, 2008

In my letter to you last year, I wrote to share our pride and enthusiasm on the accomplishments that led us to a record year of sales and earnings in 2006.

Now, just one year later, I am writing to share my thoughts on one of the most challenging retail environments I have seen in my 30-year career.  I will also speak to the confidence I have in our ability to return to the strong multi-year growth we had achieved in 2004, 2005 and 2006.

I can assure you that we have not lost sight of our core mission, which is to serve the lifestyle apparel needs of women wearing plus sizes with the very best service, fashion selection, value and fit.  Our strategy and core mission are alive, well, and fully committed to by our entire organization.

Despite our commitment to our mission, our business clearly did not meet our expectations in 2007.  Beginning last summer, we began experiencing difficult traffic trends, trends which continued to deteriorate through the remainder of the year, and which continue today.  We, like many others, found it difficult to predict the rate of deterioration of consumer demand throughout the year, leading to a number of revisions to our earnings guidance.  Economic pressures on our consumer escalated, particularly in the second half of the year, and she made significant and rapid adjustments to her buying habits.  With inventories built to support what has normally been our strongest sales and earnings period of the year, we struggled to respond quickly enough to her changing preferences, resulting in deeper than planned markdowns, depressed margins and losses in the second half of the year.

To address these challenges, we have taken a number of strong and decisive actions to both assist us in operating more profitably during this difficult environment and to position us to emerge even stronger when the macro-economic issues facing the consumer and our industry subside.

•
We began by tightening inventory levels last August, through improved inventory management and aggressive promotional activities.  Those efforts continued through the end of the year, and resulted in a 19% decrease in same-store inventories for the year ended February 2, 2008.  This commitment to inventory management continues, and is expected to result in improved merchandise margins during 2008.

•
We have restructured our corporate activities.  In November, we announced the consolidation of a significant portion of our retail operating functions at our Bensalem, Pennsylvania corporate headquarters, including the relocation of our Catherines home offices from Memphis, Tennessee.  This effort was completed in March 2008, and will allow us to better leverage our competencies, as well as our cost structure.  We also rationalized and streamlined a number of functions in our corporate and field management organizations, resulting in the elimination of approximately 150 positions, or nearly 13% of our workforce, which was completed in January 2008.

•
We have identified approximately 150 underperforming stores for closure during 2008, including roughly 100 stores at our Fashion Bug chain. Additionally, we made the decision to defer the roll-out of the Petite Sophisticate full-line retail concept.  Although we continue to view Petite Sophisticate as an exciting growth opportunity, our more immediate priorities call for dedicating a greater focus to our core plus apparel brands.

•
We have significantly decreased our capital budget for 2008.  This reduction of approximately $40 million represents a 30% decrease from 2007 levels, and will primarily be achieved through a 50% reduction in the number of planned store openings as compared to 2007. This disciplined approach to capital spending is expected to improve our returns on capital invested during 2008 and beyond.

In the aggregate, we expect these actions to produce pretax cost savings of approximately $28 million, on an annualized basis.

Despite our sub-par results in 2007, I do not want to lose sight of the important efforts by our associates and our achievements, which will contribute to our ability to be positioned for restored and future growth.
•
As America’s leading women’s specialty plus apparel retailer and plus apparel fit specialists, we embarked on one of the most extensive sizing studies conducted by any major retailer.  Our Right Fit by Lane Bryant™ and Right Fit by Catherines™ campaigns were the culmination of this multi-year study.  A comprehensive advertising campaign supported our launch of improved core denim pant assortments using this new fit technology, which was followed with enhanced career pant assortments.  This program continues to produce strong results, and we plan to leverage this success and to roll-out our fit technology to our Fashion Bug brand during 2008.

•
Our Fashion Bug brand introduced a merchandising and marketing strategy during 2007 in order to meet the intense competitive landscape in which Fashion Bug operates – the low to moderate women’s fashion apparel business.  Fashion Bug secured the exclusive use of the Gitano® brand name during 2007, and began merchandising the stores with Gitano fashions during our third quarter. Our Gitano product includes fashionable casual merchandise offerings in Plus and Misses Sportswear, as well as in Footwear.   Our launch was supported by a far-reaching marketing campaign which included magazine, cable television and direct mail advertising.  Gitano is one of several examples of Fashion Bug’s merchandise strategy to provide exclusive and compelling brand names to our fashion-minded consumer in order to differentiate our offerings from our competition.

•
During the year, we continued our strategy to leverage our multi-channel structure.  We again experienced growth at each of our retail brands’ e-commerce businesses, and grew our retail brand-related e-commerce by nearly 25% over the previous year.  In 2006, we launched our outlet business, and continued to support the growth of this successful sales channel during 2007.  On an operating margin basis, our outlet channel was one of our strongest performers, and met our top line expectations for the year.  This business has rapidly grown to a total of 153 Lane Bryant Outlet and Petite Sophisticate Outlet stores, and we expect this channel to continue to contribute to our long-term growth.

•
We made important progress in strengthening and supporting our Direct-to-Consumer (D2C) business, which experienced difficult response rates during 2007.  This progress has resulted in improved visual creative and merchandise offerings for a number of our catalog titles, which have led to a moderation of our down-trending catalog sales results during the second half of the year.  Additionally, we have provided an increased focus on the growth of catalog-related e-commerce, in order to enhance the ease of our customers’ purchases and assist in our efforts to drive improvements in sales performance.  At the same time, we have begun to rationalize our catalog titles, including discontinuing one of our smaller catalogs, Regalia®, and entering into an agreement to outsource our home products catalogs.

•
Our focus on our D2C business was not only important for improvement in our existing catalog businesses, but was critical in order to execute on a much-anticipated business initiative for which we have planned over the past several years – the launch of our Lane Bryant Woman™ catalog.  We are extremely pleased to have launched the Lane Bryant Woman catalog and website during November 2007, utilizing the infrastructure and expertise we gained with our acquisition of Crosstown Traders.  This infrastructure has allowed us to merchandise, create and distribute our new Lane Bryant Woman catalog, which offers stylish, affordable clothing, footwear and intimate apparel at a value price point and in an expanded range of plus sizes 14-44, in convenient shopping channels for our customer.  Our fourth quarter investments in this business supported our marketing efforts for our Lane Bryant Woman catalog, and enabled us to make progress in building our Lane Bryant Woman catalog customer mailing lists.

•
Concurrent with the launch of the Lane Bryant Catalog, we acquired the Lane Bryant credit file and re-issued 2.4 million new credit cards to our Lane Bryant retail customer base, along with a newly enhanced loyalty program. For the first time, Lane Bryant credit customers will enjoy features such as special offers and points earned for dollars spent. We believe our customer will value the features we have provided with her new card, and anticipate that our traffic and sales trends will benefit in future quarters as a result of this issuance.  Following our acquisition of the Lane Bryant credit file, 14% of American women now carry one of Charming Shoppes’ proprietary credit products.

•
As you will read in the attached Annual Report on Form 10-K, our balance sheet remains strong.  We have a steadfast commitment to maintaining a healthy cash balance and strong liquidity, which is further enhanced by our committed revolving line of credit and our credit securitization programs.  As part of this commitment, we executed on several financial management initiatives during 2007, including the restructuring of our convertible debt through the issuance of a new $275 million convertible debenture at an interest rate of 1.125%, which resulted in a reduction in our interest expense and allowed for a meaningful amount of share repurchases.  We completed $253 million in share repurchases during 2007, and our Board of Directors authorized an additional $200 million share repurchase program which will position the Company for enhanced shareholder value in future years and which demonstrates our commitment to returning excess capital to our shareholders.

Looking ahead, we expect 2008 to be another challenging year, as we continue to experience difficult trends in the current soft macro-economic environment.  As a result, we will continue to make the necessary short-term adjustments in our businesses as we navigate through this period.  Our efforts will include our disciplined approach to inventory and expense management.

Charming Shoppes is far and away the leader in women’s specialty plus apparel.  We have built a strong and enviable bond with tens of millions of American women who communicate with us regularly, share their stories, and tell us about the relevance of our brands to their lives.  Having spent my entire life in the retail industry, I can tell you that this type of passionate bond with a retailer is rare, as is the opportunity we have to build on it over the coming years.  In order to capitalize on this opportunity and therefore improve our operating performance, our priorities are and will be:

•
To focus on our core mission - to serve the lifestyle apparel needs of women wearing plus sizes with the very best service, fashion, selection, value and fit.  This requires connecting with our customers where they are, by providing the convenience of a multi-channel shopping experience, and reaching a broad range of women consumers through our multi-brand structure.

•
To continue the execution of our multi-brand, multi-channel strategy, in order to help drive the long-term success of our core plus apparel brands.  Multi-channel shopping is not only a successful business model, it is expected by today’s consumer, and has become one of many features which are simply necessary to succeed in our industry.  The structure of our organization allows us to leverage our operations for the growth and benefit of each of our core apparel brands to service our customers through whichever shopping channel she prefers.

Our entire management team and I are focused on these priorities.  Our multi-brand, multi-channel strategy guided our strong and consistent growth during years 2004, 2005 and 2006, during which we achieved above-market increases in net sales, income from operations, common stock appreciation and shareholder value.  The strong performance we achieved in those years followed similar economic conditions during 2002 and 2003, during which we took many of the same actions we are taking today.  Our Board and management team have a successful track record of navigating challenging economic climates, and I am confident and optimistic about our abilities to restore our sales and earnings growth as we go forward.

Our core growth opportunities remain focused on Lane Bryant, and expanding our market share by enhancing merchandise offerings, developing cross-channel content and promotions, and communicating with our consumers through customer relationship management tools.  This is where we will focus our energies and capital over the coming year.

We will continue to refine our merchandise assortments and in-store presentation, and will focus on developing great products under each of our brands.  As we did with the launch of Right Fit, and with the introduction of exclusive brands, we will continue to provide our customers with the very best and most innovative products to address her apparel needs.

Sincerely,
/s/
Dorrit J. Bern
Chairman of the Board, President and Chief Executive Officer